HSBC Finance Corporation

EXHIBIT 99.1

DEBT AND PREFERRED STOCK SECURITIES RATINGS

	Standard &	Moody’s
	Poor’s	Investors		Dominion Board
	Corporation	Service	Fitch, Inc.	Rating Service

As of September 30, 2006
HSBC Finance Corporation
Senior debt	AA−	Aa3	AA−	AA (low)
Senior subordinated debt	A+	A2	A+	*
Commercial paper	A-1+	P−1	F-1+	R−1 (middle)
Series B preferred stock	A	A2	A+	*
HFC Bank Limited
Senior debt	AA−	Aa3	AA−	*
Commercial paper	A-1+	P−1	F-1+	*
HSBC Financial Corporation Limited
Senior notes and term loans	*	*	*	AA (low)
Commercial paper	*	*	*	R−1 (middle)

*	Not rated by this agency.